EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Broadcast International, Inc.

Salt Lake City, Utah

We hereby consent to the use in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement of Broadcast International, Inc., of our report, dated April 2, 2007, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2006, and to the reference to our firm under the caption “Experts” and all other references of our firm included in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

May 7, 2007